                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant:                               /X/
Filed by a Party other than the Registrant:       / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Materials Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                            RAC FINANCIAL GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            RAC FINANCIAL GROUP, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined).

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                           RAC FINANCIAL GROUP, INC.
                          1250 WEST MOCKINGBIRD LANE
                              DALLAS, TEXAS 75247

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 5, 1997


To the Stockholders of RAC Financial Group, Inc.:

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders (the "Annual Meeting") of RAC Financial Group, Inc., a Nevada corporation (the "Company"), will be held at the Crescent Court Hotel, 400 Crescent Court, Dallas, Texas 75201, in the Gallery II Ballroom, Second Level, on the 5th day of March, 1997, at 10:00 a.m. (local time) for the following purposes:

          1. To elect six (6) directors to hold office until the next annual election of directors by stockholders or until their respective successors shall have been duly elected and shall have qualified;

          2. To consider and act upon an amendment to the Company's Amended and Restated Articles of Incorporation to change the Company's name from "RAC Financial Group, Inc." to FIRSTPLUS FINANCIAL GROUP, INC.;

          3. To consider and act upon an amendment to the 1995 Employee Stock Option Plan for RAC Financial Group, Inc. to increase the number of shares authorized for issuance under the Plan from 1,100,000 to 3,200,000 and to ratify certain grants of stock options thereunder; and

          4. To transact any and all other business that may properly come before the meeting or any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on January 20, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at such meeting or any adjournment(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at such meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for ten
(10) days prior to the Annual Meeting.

     You are cordially invited to attend the meeting; WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, HOWEVER, YOU ARE URGED TO MARK, SIGN, DATE, AND MAIL THE ENCLOSED FORM OF PROXY PROMPTLY SO THAT YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE MEETING. Your proxy will be returned to you if you should be present at the meeting and should request its return in the manner provided for revocation of proxies on the initial page of the enclosed proxy statement.

                                         BY ORDER OF THE BOARD OF DIRECTORS



                                         DANIEL T. PHILLIPS, PRESIDENT


February 5, 1997

                           RAC FINANCIAL GROUP, INC.
                          1250 WEST MOCKINGBIRD LANE
                              DALLAS, TEXAS 75247

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD MARCH 5, 1997

                           ________________________

                        SOLICITATION AND REVOCABILITY
                                  OF PROXIES



     The accompanying proxy is solicited by the Board of Directors on behalf of RAC Financial Group, Inc., a Nevada corporation (the "Company"), to be voted at the 1997 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on March 5, 1997, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice") and at any adjournment(s) thereof. WHEN PROXIES IN THE ACCOMPANYING FORM ARE PROPERLY EXECUTED AND RECEIVED, THE SHARES REPRESENTED THEREBY WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE DIRECTIONS NOTED THEREON; IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, IN FAVOR OF PROPOSAL 2 AND PROPOSAL 3 SET FORTH IN THE NOTICE AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN PROPOSAL 4 SET FORTH IN THE NOTICE.

     The executive offices of the Company are located at, and the mailing address of the Company is, 1250 West Mockingbird Lane, Dallas, Texas 75247.

     Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

     This proxy statement (the "Proxy Statement") and accompanying form of proxy are being mailed on or about February 5, 1997. The Company's Annual Report is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

     Any stockholder of the Company giving a proxy has the unconditional right to revoke his proxy at any time prior to the voting thereof either in person at the Annual Meeting by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to the Company addressed to Daniel T. Phillips, President, RAC Financial Group, Inc., 1250 West Mockingbird Lane, Dallas, Texas 75247; no such revocation shall be effective, however, until such notice of revocation has been received by the Company at or prior to the Annual Meeting.

     In addition to the solicitation of proxies by use of the mail, officers and regular employees of the Company may solicit the return of proxies, either by mail, telephone, telegraph, or through personal contact. Such officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries will, in connection with shares of voting Common Stock, par value $.01 per share (the "Common Stock"), registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of Common Stock.

     The cost of preparing, printing, assembling, and mailing the Annual Report, the Notice, this Proxy Statement, and the enclosed form of proxy, as well as the cost of forwarding solicitation materials to the beneficial owners of shares of the Common Stock, and other costs of solicitation, are to be borne by the Company.

                                QUORUM AND VOTING

     The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting was the close on business of January 20, 1997 (the "Record Date"). On the Record Date, there were 24,989,252 shares of voting Common Stock and 4,440,676 shares of Non-Voting Common Stock issued and outstanding.

     Each holder of Common Stock shall be entitled to one vote for each share of Common Stock on all matters to be acted upon at the meeting. Holders of Non-Voting Common Stock shall not be entitled to voting rights, unless otherwise required by applicable law. Neither the Company's Amended and Restated Articles of Incorporation, as amended, nor its Amended and Restated Bylaws, as amended, allow for cumulative voting rights. The Company's Amended and Restated Articles of Incorporation specifically prohibit cumulative voting in an election of directors or for any other matter(s) to be voted upon by the stockholders of the Company. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business with respect to each proposal, except as otherwise provided by statute or by the Company's Amended and Restated Articles of Incorporation. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote thereat, present in person or represented by proxy, may adjourn the Annual Meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. Assuming the presence of a quorum, the affirmative vote of the holders of (i) a plurality of the shares of Common Stock voting at the meeting is required for the election of directors, (ii) a majority of the outstanding shares of Common Stock is required for the amendment to the Company's Amended and Restated Articles of Incorporation, and (iii) the affirmative vote of the holders of a majority of the shares of Common Stock present and voting at the meeting, in person or by proxy, is required for approval of the amendment to the 1995 Employee Stock Option Stock Option Plan for RAC Financial Group, Inc. (the "Stock Option Plan") and the ratification of certain grants of stock options thereunder.

     An automated system administered by the Company's transfer agent tabulates the votes. Pursuant to the provisions of the Nevada General Corporation Law, as amended, the Amended and Restated Bylaws of the Company, as amended, provide that abstentions and broker non-votes will be counted for purposes of determining a quorum, but shall not be counted as voting for purposes of determining whether a proposal has received the necessary number of votes for approval of the proposal.

            PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of Common Stock as of the Record Date by (i) each person known by the Company to own beneficially five percent or more of the outstanding Common Stock; (ii) each of the Company's directors; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all directors and executive officers of the Company as a group. The address of each person listed below is 1250 Mockingbird Lane, Dallas, Texas 75247, unless otherwise indicated.

                                                                  SHARES BENEFICIALLY
                                                                        OWNED (1)
                                                                  --------------------
                                                                              PERCENT
                NAME                                                NUMBER    OF CLASS
-----------------------------------------------                   ---------   --------
Farm Bureau Life Insurance Company (2).........      Non-Voting     805,742      18.1
                                                       Voting       383,278       1.5
Daniel T. Phillips (3)(4)......................        Voting     4,348,774      17.4
Ronald M. Mankoff (4)(5).......................        Voting     2,802,642      11.2
Banc One Capital Holdings Corporation (6)......      Non-Voting   3,362,154      75.7
Eric C. Green (4)(7)...........................        Voting       448,228       1.8
James H. Poythress (4)(8)......................        Voting       195,208         *
John Fitzgerald (4)............................        Voting        16,734         *
Dan Jessee (4)(9)..............................        Voting        24,756         *
Paul Seegers (4)...............................        Voting        16,734         *
Sheldon I. Stein (4)...........................        Voting        26,734         *
Putnam Investments, Inc (10)...................        Voting     1,389,926       5.6
All current directors and executive officers
  as a group (6 persons) (3)(4)(7).............        Voting     4,881,960      19.5

---------------
*    Represents less than one percent.

(1) Based on 24,989,252 shares of Common Stock and 4,440,676 shares of Non-Voting Common Stock outstanding on the Record Date. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2) The address of such beneficial owner is 5400 University Avenue, West Des Moines, Iowa 50266. See "Certain Relationships and Related Party Transactions - Relationships with Farm Bureau."

(3) Includes 335,000 shares of Common Stock owned by the Phillips Partnership but with respect to which Mr. Phillips has voting control.
Lenox Investment Corporation, which is owned by Daniel T. Phillips (0.5%), and Merlene M. Phillips (0.5%) the general partner and the Daniel T. Phillips Trust (the "Phillips Trust") (54.0%), Mr. Phillips (22.5%) and Merlene M. Phillips (22.5%) are each limited partners of the Phillips Partnership. Mr. Phillips has voting control over the shares of Common Stock owned by the Phillips Partnership through an irrevocable five-year voting proxy. Lenox Investment Corporation retains investment power with respect to such shares. Ronald M. Mankoff is the trustee of the Phillips Trust.

(4) Includes options that are currently exercisable, or become exercisable within 60 days of the Record Date, to purchase the number of shares of Common Stock indicated for the following persons: Daniel T. Phillips (33,334), Ronald M. Mankoff (33,334), Eric C. Green (30,388), James H. Poythress (30,388), John Fitzgerald (3,334), Dan Jessee (3,334), Paul Seegers (3,334) and Sheldon I. Stein (3,334).

(5) Includes 480,000 shares of Common Stock owned by the Mankoff Generation Trust of which the trustee is Jerome J. Frank, Jr. Includes 120,000 shares of Common Stock owned by the Mankoff Charitable Trust of which the trustee is Jeffrey W. Mankoff, Mr. Mankoff's son, and Mr. Mankoff and his wife are the income beneficiaries. Also includes 1,820,000 shares of Common Stock owned by RJM Properties, Ltd., of which SFA

Mortgage Company, which is owned by Mr. Mankoff (50%) and the Mankoff Children's Trust (50.0%), is general partner (1.0%) and Mr. Mankoff (48.0%), Joy Mankoff (48.0%), Mr. Mankoff's wife, and Mankoff Irrevocable Trust (3.0%) are each limited partners. Also includes 100,000 shares of Common Stock owned by the Mankoff Irrevocable Trust of which the trustee is Jerome J. Frank, Jr. and members of the Mankoff family are beneficiaries. Mr. Mankoff is the sole trustee of the Donald Rubin Children's Trust, which owns 381,760 shares of Common Stock, and, therefore, may be deemed to beneficially own the shares of Common Stock held by such trust. Mr. Mankoff disclaims beneficial ownership of such shares of Common Stock and such shares are not included in Mr. Mankoff's total above.

(6) The address of such beneficial owner is 150 Easy Gay Street, 24th Floor, Columbus, Ohio 43215. Banc One Capital Holdings Corporation ("BOCHC"), BOCP II, Limited Liability Company ("BOCP II") and Banc One Capital Partners V, Ltd. ("BOCP V") are affiliated companies under common control. Except as described in this footnote, the number of shares shown as being beneficially owned by BOCHC does not include shares that may be deemed to be beneficially owned by such entity as a result of its being under common control with BOCP II or BOCP V. Share figures shown as being beneficially owned include 525,536 shares of Non-Voting Common Stock held by BOCHC, as custodian for members of BOCP II and BOCP V, and certain of their donees, with respect to which it disclaims beneficial ownership. See "Certain Relationships and Related Party Transactions - Relationship with Bank One."

(7) Includes 329,640 shares of Common Stock held by G.B. Kline Residuary Trust, of which Beverly Sellers, Mr. Green's mother, is the trustee. Mr. Green is an income beneficiary and Mr. Green's children have a remainder interest in the G.B. Kline Residuary Trust. Mr. Green disclaims beneficial ownership of such shares. Also includes 2,000 shares of Common Stock held by Mr. Green's wife.

(8) Mr. Poythress retired from the Company in May 1996 and served as a consultant to the Company until January 1997.

(9) Does not include the shares of Non-Voting Common Stock or the shares of Common Stock held by BOCHC, BOCP II or BOCP V, which, in limited circumstances, may be exchanged for shares of Common Stock on a share-for-share basis. Mr. Jessee is Vice-Chairman of BOCC, an affiliate of BOCHC, BOCP II and BOCP V, and disclaims beneficial ownership of these shares.

(10) The address of such beneficial owner is One Post Office Square, Boston, Massachusetts 02109. Based on a Schedule 13G, dated December 5, 1996, filed with the commission by Putnam Investments, Inc. ("Putnam") on behalf of itself and several related entities. The Schedule 13G discusses that Putnam Investment Management, Inc. ("PIM") beneficially owns 1,360,626 shares of Common Stock, with shares voting power over 16,300 shares of Common Stock and shared dispositive power over 1,360,626 shares of Common Stock and that The Putnam Advisory Company, Inc. ("PAC") beneficially owns 29,300 shares of Common Stock, with shared voting power over not shares of Common Stock and shared dispositive power over 29,300 shares of Common Stock. PIM is the investment advisor for the Putnam family of Mutual Funds and PAC is the investment advisor to Putnam family of Mutual Funds, Putnam OTC Emerging Growth Fund beneficially owns 778,900 shares.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     The Amended and Restated Bylaws, as amended, of the Company provide that the number of directors that shall constitute the whole board shall be not less than three (3) nor more than six (6). By resolution of the Board of Directors, at its meeting on October 15, 1996, the number of directors comprising the Board of Directors has been set at six (6).

NOMINEES

     Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to nominate and to vote the shares represented by such proxy for the election of the following named nominees for the office of director of the Company, to hold office until the next annual meeting of stockholders or until their respective successors shall have been duly elected and shall have qualified. Proxies cannot be voted for a greater number of persons than the nominees named.

     Information regarding each nominee is set forth in the table and text below:

                                                       PRESENT
             NOMINEE               AGE               OFFICE(S) HELD
          ------------------       ---      ----------------------------------
          Daniel T. Phillips       47       Chairman of the Board, President,
                                            Chief Executive Officer and
                                            Director

          Eric C. Green            42       Executive Vice President and
                                            Chief Financial Officer

          John Fitzgerald (1)(2)   48       Director

          Daniel J. Jessee (1)(2)  44       Director

          Paul Seegers (1)         66       Director

          Sheldon I. Stein (2)     43       Director


---------------
(1)  Member of the Audit Committee.

(2)  Member of the Compensation Committee.

     All officers are appointed by and serve at the discretion of the Board of Directors. Directors serve for one-year terms or until their successor is duly elected and qualified.

     DANIEL T. PHILLIPS - Mr. Phillips has served as President and Chief Executive Officer of the Company since October 1994 and as Chairman of the Board since October 1996. Mr. Phillips served as President and Chief Executive Officer of SFAC from March 1993 to October 1994. During the period from October 1992 to March 1993, Mr. Phillips was self-employed, primarily engaging in the purchase and sale of consumer receivables. From February 1989 to October 1992, Mr. Phillips served as President and Chief Executive Officer of LinCo Financial Corporation, a factoring firm, in Sacramento, California. In March 1993, LinCo Financial Corporation commenced a Chapter 11 proceeding under the federal bankruptcy laws, which was converted to a

Chapter 7 proceeding in April 1993. Such proceeding is still ongoing. From November 1986 to October 1988, Mr. Phillips served as President and Chief Executive Officer of American Equities Financial Corporation.

     ERIC C. GREEN - Mr. Green has served as Executive Vice President and Chief Financial Officer of the Company since March 1995 and President of FIRSTPLUS Financial since October 1996. For approximately four years prior to beginning his tenure with the Company, Mr. Green operated his own tax consulting practice where his responsibilities included consulting with the Company. Prior to consulting, Mr. Green worked for Arthur Young & Company and Grant Thornton & Company as a Certified Public Accountant for approximately 10 years.

     JOHN FITZGERALD - Mr. Fitzgerald has served as a Director of the Company since September 1995. Mr. Fitzgerald is Executive Vice President of Dexter & Company, an independent insurance agency and has held that position since 1989. Prior to joining Dexter & Company in 1989, Mr. Fitzgerald was a professional football player with the Dallas Cowboys for 12 years.

     DANIEL J. JESSEE - Mr. Jessee has served as a Director of the Company since September 1995. Mr. Jessee currently serves as Vice Chairman of Banc One Capital Corporation ("BOCC") and has managed its Structured Finance Group since 1990. Mr. Jessee has been employed in senior and other investment banking capacities with Rotan Mosle Inc., Meuse, Rinker, Chapman, Endres and Brooks and E.F.
Hutton & Co.

     PAUL SEEGERS - Mr. Seegers has served as a Director of the Company since September 1995. Mr. Seegers currently serves as President of Seegers Enterprises, a company engaged in ranching, farming, oil and gas, real estate and general investments. He is also a Director and Chairman of the Executive Committee of Centex Corporation, the largest homebuilder in the United States and a Director of Oryx Energy Company. Mr. Seegers retired as Chairman of the Board from Centex Corporation in 1991, where he held various senior executive positions during his 30-year tenure including Chief Executive Officer and President.

     SHELDON I. STEIN - Mr. Stein has served as a Director of the Company since April 1996. Mr. Stein has served as a Senior Managing Director of Bear,
Stearns & Co. Inc. since August 1986. Mr. Stein is a director of Cinemark
USA, Inc., Fresh America Corp., CellStar Corporation, The Men's Wearhouse, Inc. and Tandycrafts, Inc.

     If elected as a director of the Company, each director will hold office until next year's annual meeting of stockholders, expected to be held in March 1998, or until his respective successor is elected and has qualified.

     The Board of Directors does not contemplate that any of the above-named nominees for director will refuse or be unable to accept election as a director of the Company, or be unable to serve as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors. No nominee is related by blood, marriage, or adoption to another nominee or to any executive officer of the Company or its subsidiaries or affiliates.

OTHER SIGNIFICANT EMPLOYEES

     RONALD M. BENDALIN - Mr. Bendalin, age 32, joined the Company in October 1995, and has served as General Counsel and Secretary since November 1996. From February 1995 to October 1995, he served as Senior Attorney with the firm of Peirson & Patterson and from June 1991 to February 1995, he served as Vice President, Secretary and Associate Counsel for Portfolio Acceptance Corp. (an indirect subsidiary of NationsBank Corporation). Mr. Bendalin is Vice Chair of the American Bar Association's Consumer Financial Services Committee, Subcommittee on Relation to State Law, and is a member of the Governing Committee of the Conference on Consumer Finance Law.

     DAVE BERRY - Mr. Berry, age 45, has served as a Senior Vice President of Affinity Marketing Relationships since October 1996. From 1968 to September 1996, Mr. Berry served in various capacities with Bank of America - Texas including President and Chief Operating Officer.

     DUNCAN Y. CHIU - Mr. Chiu, age 43, has served as Senior Vice President - Servicing since June 1996. From January 1992 to June 1996 Mr. Chiu served as Vice President - Loan and Administration Department for Beal Banc, S.A. From October 1989 to January 1992 Mr. Chiu served as Vice President/District Manager of Republic Realty Services, Inc.

     L. KENNETH COBERN - Mr. Cobern, age 32, has served as Assistant to the Chairman and Strategic Initiatives Officer of the Company since October 1996. From February 1996 to September 1996, Mr. Cobern served as a consultant to the Company. From January 1996 to September 1996, he was a member of the Financial Services Information Technology Group of Ernst & Young LLP. From October 1992 to January 1996, Mr. Cobern served in a similar capacity for Price Waterhouse, consulting on both domestic and international financial services clients. Mr. Cobern was with AmWest Savings and Loan from December 1990 to October 1992.

     CHRISTOPHER J. GRAMLICH - Mr. Gramlich, age 26, has served as Senior Vice President - Structured Finance since October 1995. From March 1991 to
October 1995 Mr. Gramlich served as Assistant Vice President for Banc One Capital Corp.

     SCOTT HAHN - Mr. Hahn, age 34, has served as Senior Vice President - Management Information Systems since October 1995. From November 1991 to
October 1995 Mr. Hahn served as Director of Data Processing for West Capital Financial Services Corp. From March 1988 to October 1991 Mr. Hahn was Management Information Systems Manager for First Associates Mortgage.

     CINDA KNIGHT - Ms. Knight, age 38, has served as Senior Vice President and Controller since July 1995. From September 1993 to July 1995, Ms. Knight served as Vice President and Controller of AccuBanc Mortgage Company. From November 1990 to September 1993, Ms. Knight served as Vice President and Controller of Foster Mortgage Corporation.

     GENE O'BRYAN - Mr. O'Bryan, age 41, has served as Executive Vice President and Chief Production Officer of FIRSTPLUS Financial since April 1996. From April 1994 to April 1996, Mr. O'Bryan served as Senior Vice President - Sales and Marketing of CountryWide Funding, a first mortgage originator. From June 1992 to April 1994, Mr. O'Bryan served as President and Chief Operating Officer of Alliance Costal Credit Corporation, a home-equity lender, and from December 1987 to June 1992 he served as President of Spring Mountain Credit Corporation, an auto finance lender.

     JANIE OSBORNE - Ms. Osborne, age 42, has served as Senior Vice President of Loan Control and Dealer Monitoring of FIRSTPLUS Financial since August 1995. From June to August 1995, Ms. Osborne served as Senior Vice President of Funding and Document Control of the Company. Prior to joining the Company, Ms. Osborne served as a loan officer for Ameritex Residential Mortgage from July 1994 to June 1995 and for Banc Plus Mortgage Corporation from April 1994 to July 1994. Ms. Osborne served as Vice President of Acquisitions, Sales and Escrow Services and various other positions at Foster from June 1984 to December 1993.

     CHARLES T. OWENS - Mr. Owens, age 60, has served as President of FPCFI since June 1996. Prior to joining the Company, Mr. Owens held various positions with Associates Financial Services from October 1959, including Senior Vice President - Acquisitions.

     JEFFREY A. PEIPER - Mr. Peiper, age 50, has served as Senior Vice President
- Administration since March 1996. From June 1994 to March 1996 Mr. Peiper served as President and Chief Executive Officer of First American Savings Bank, SSB. From December 1990 to March 1994 Mr. Peiper served as President and Chief Executive Officer of Beal Banc, S.A.

     KIRK R. PHILLIPS - Mr. Phillips, age 39, has served as President of FIRSTPLUS East since November 1995. From 1991 to October 1995, Mr. Phillips served as President and Chief Executive Officer of First Security Mortgage Corp.

     JIM PRESSLER - Mr. Pressler, age 49, has served as Chief Financial Officer of FIRSTPLUS Consumer Finance, Inc. since July 1996. Prior to joining the Company, Mr. Pressler held various accounting and finance positions with Associates Financial Services Company, Inc. ("The Associates") from June 1976. Most recently he served as Senior Vice President for planning and acquisitions with The Associates.

     JACK ROUBINEK - Mr. Roubinek, age 54, has served as the Senior Vice President of Wholesale Loan Production since March 1995. From February 1993 to March 1995, Mr. Roubinek served as Vice President of Direct Lending and Vice President of Secondary Marketing for the Company and SFAC. Prior to
February 1993, Mr. Roubinek was a mortgage banking consultant to various companies and individuals.

     JIM ROUNDTREE - Mr. Roundtree, age 40, has served as Chief Financial Officer of FIRSTPLUS Financial since August 1996. Prior to joining the Company, Mr. Roundtree worked for Ernst & Young LLP from September 1986 to August 1996 in their financial services industry group and practiced as a certified public accountant.

     KEN SACKNOFF - Mr. Sacknoff, age 43, has served as Senior Vice President of Corporate Risk since April 1996. Mr. Sacknoff served as Director of Corporate Risk for Residential Funding Corporation in Minneapolis from March 1995 to
March 1996 and as Vice President of Risk Management Information & Analysis for Associates Corporation from July 1992 to March 1995. Mr. Sacknoff served as Vice President of Risk Management at Beneficial National Bank from November 1990 to July 1992 and as Director of Centralized Operations at Beneficial Corporation from September 1989 to November 1990. Prior thereto, Mr. Sacknoff was employed by G.E. Capital in various management positions from 1979 to 1989.

     BARRY S. TENENHOLTZ - Mr. Tenenholtz, age 39, has served as Senior Vice President and Treasurer since January, 1995. From July 1990 to February 1993 Mr. Tenenholtz served as Corporate Tax Manager for TIC United Corp. From June 1988 to June 1990 Mr. Tenenholtz served as corporate tax manager for Dalfort Corporation.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors has established two standing committees: the Compensation Committee and the Audit Committee. Messrs. Fitzgerald, Jessee and Stein serve on the Compensation Committee; and Messrs. Fitzgerald, Jessee and Seegers serve on the Audit Committee. The Compensation Committee is responsible for recommending to the Board of Directors the Company's executive compensation policies for senior officers and administering the Stock Option Plan and the Company's Employee Stock Purchase Plan (the "Purchase Plan"). See " - Stock Option Plan" and " - Employee Stock Purchase Plan." The Compensation Committee held one meeting during the fiscal year ended September 30, 1996.

     The Audit Committee is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal controls, the audit report and management letter, and performing such other duties as the Board of Directors may from time to time prescribe. The Audit Committee held one meeting during the fiscal year ended September 30, 1996.

     The Board of Directors does not have a standing Nominating Committee.

     The Board of Directors held 10 meetings during the fiscal year ended September 30, 1996. During fiscal 1996, each director attended all of the meetings of the Board of Directors during the time that he served as director. All directors attended all meetings of the Committees on which they served.

DIRECTOR COMPENSATION

     The Company pays each nonemployee director a fee of $2,500 for each meeting of the Board of Directors that he attends. The Company reimburses each director for ordinary and necessary travel expenses related to such director's attendance at Board of Director and committee meetings. In addition, the 1995 Director Plan provides for the grant of certain nonqualified stock options to the nonemployee directors of the Company. As of January 20, 1997, Messrs. Fitzgerald, Seegers, Jessee and Stein had received 3,334 shares each pursuant to such plan.

     Options under the 1995 Director Plan ("Director Options") are granted only to nonemployee directors of the Company. Director Options are automatically granted to each nonemployee director. Each person serving as a nonemployee director of the Company on the date of adoption of the 1995 Director Plan received a Director Option under the 1995 Director Plan exercisable for 5,000 shares of Common Stock at an exercise price of $15.81 per share (an "Initial Option"). Subsequently, on the date of each annual meeting of stockholders of the Company after such director's Initial Option has fully vested, such director shall receive a nonqualified stock option to purchase 1,000 shares of Common Stock, with an exercise price per share equal to the fair market value per share of the Common Stock on the date of grant (a "Subsequent Option"). Each Director Option expires 10 years after its date of grant. An aggregate of 20% of the total number of shares subject to such Initial Option vest on the date of each annual meeting of stockholders of the Company (at which such nonemployee director is reelected to the Board of Directors) held after the date of grant of the Initial Option. In addition, shares subject to a Subsequent Option vest in full on the date of grant of such Subsequent Option. Shares subject to a Director Option vest as to all shares then subject to the Director Option upon the occurrence of a Major Corporate Event.

COMPENSATION OF EXECUTIVE OFFICERS

     The total compensation paid for each of the fiscal years ended September 30, 1996, and September 30, 1995 to the President and Chief Executive Officer, Daniel T. Phillips, and to the other most highly paid executive officers who received cash compensation in excess of $100,000 for the fiscal year ended September 30, 1996 (collectively, the "Named Executive Officers"), is set forth below in the following Summary Compensation Table:

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                                                              ----------------------
                                          ANNUAL COMPENSATION (1)                 AWARDS          PAYOUTS
                                    -----------------------------------   ---------------------   -------
                                                             OTHER
                                                             ANNUAL       RESTRICTED   OPTIONS/              ALL OTHER
      NAME AND             FISCAL    SALARY       BONUS    COMPENSATION     STOCK       SARS        LTIP    COMPENSATION
 PRINCIPAL POSITION         YEAR       ($)         ($)          ($)          ($)         (#)         ($)         ($)
--------------------       ------   --------     -------   ------------   ----------   --------     ----   ------------
Daniel T. Phillips. . . .   1996    $401,605     800,000        --           --        100,000       --          --
Chairman of the Board,      1995     221,333     225,000        --           --             --       --          --
President, Chief Executive
Officer and Director

Ronald M. Mankoff (2) . .   1996     321,394     320,000        --           --        100,000       --          --
General Counsel and         1995     216,047     225,000        --           --             --       --          --
Director

Eric C. Green (3) . . . .   1996     227,990     300,000        --           --        241,162       --          --
Executive Vice President    1995     110,000     125,000        --           --             --       --          --
and Chief Financial
Officer

James H. Poythress (4). .   1996     176,232         ---        --           --         91,162       --          --
Executive Vice President    1995      37,885(4)  205,000        --           --             --       --          --
and Chief Operating
Officer

___________

(1) Annual compensation does not include the cost to the Company of benefits certain executive officers receive in addition to salary and cash bonuses. The aggregate amounts of such personal benefits, however, do not exceed the lesser of either $50,000 or 10% of the total annual compensation of such executive officer. Bonuses with respect to fiscal 1995 and 1996 were accrued during each respective fiscal year and paid in November 1995 and 1996, respectively.

(2) Mr. Mankoff retired as General Counsel and Director of the Company in November 1996.

(3) Mr. Green joined the Company in April 1995, at an annual salary of $180,000.

(4) Mr. Poythress joined the Company in June 1995, at an annual salary of $100,000. Mr. Poythress retired from the Company in May 1996, and served as a consultant to the Company through January 1997 for an annual fee of $232,500. See "-- Employment Agreements; Key-Man Life Insurance."

GRANTS OF OPTIONS AND STOCK APPRECIATION RIGHTS ("SARS")

     The following table sets forth details regarding stock options granted to the named executive officers listed in the Summary Compensation Table during the fiscal 1996. In addition, there are shown the "option spreads" that would exist for the respective options granted based upon assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term. The Company granted no SARs in fiscal 1996.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                             -----------------------------------------------------------
                               NUMBER OF                                                   POTENTIAL REALIZABLE VALUE
                              SECURITIES      PERCENT OF                                     AT ASSUMED ANNUAL RATES
                              UNDERLYING    TOTAL OPTIONS/                                 OF STOCK PRICE APPRECIATION
                             OPTIONS/SARS   SARS GRANTED TO      EXERCISE                       FOR OPTION TERM (2)
                              GRANTED(1)     EMPLOYEES IN     OR BASE PRICE   EXPIRATION   ---------------------------
       NAME                      (#)          FISCAL YEAR         ($/SH)         DATE        5% ($)(3)    10% ($)(4)
--------------------         ------------   ---------------   -------------   ----------    ----------    ----------
Daniel T. Phillips  . . . .    100,000            7.51%            7.00        11/15/05     $  440,000    $1,116,000
Ronald M. Mankoff (5) . . .    100,000            7.51%            7.00        11/15/05        440,000     1,116,000

Eric C. Green . . . . . . .     91,162            6.85%            7.00        11/15/05        401,113     1,017,368
                               150,000           11.26%           11.00        04/01/06      1,038,000     2,629,500
James H. Poythress (5)  . .     91,162            6.85%            7.00        11/15/05        401,113     1,017,368

___________

 (1) Options granted to executives were granted under the Stock Option Plan.
     The exercise price of each option is the fair market value of the Common Stock on the date of grant. Options vest generally in one-third increments over a three-year term. The options have a term of 10 years, unless they are exercised or expire upon certain circumstances set forth in the Stock Option Plan, including retirement, termination in the event of a change in control, death or disability.
 (2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock, overall market conditions and the executive's continued employment with the Company. The amounts represented in this table may not necessarily be achieved.
 (3) The assumed stock price at the end of the option term is $11.40 for options granted on November 15, 1995, and $17.92 for options granted on April 1, 1996.
 (4) The assumed stock price at the end of the option term is $18.16 for options granted on November 15, 1995, and $28.53 for options granted on April 1, 1996.
 (5) Messrs. Mankoff and Poythress retired from the Company in November and May 1996, respectively.

EXERCISES OF OPTIONS AND SARS

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during fiscal 1996, and unexercised options held as of September 30, 1996. No options were exercised by the Named Executive Officers during fiscal 1996, and no Named Executive Officer held any SARs.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        FISCAL YEAR END OPTION/SAR VALUES

                                                                             VALUE OF
                                                            NUMBER OF       UNEXERCISED
                             NUMBER OF                      UNEXERCISED     IN-THE-MONEY
                              SHARES                       OPTIONS/SARS     OPTIONS/SARS
                             ACQUIRED                      AT FY-END (#)    AT FY-END ($)
                                ON        VALUE REALIZED   EXERCISABLE/      EXERCISABLE/
      NAME                 EXERCISE (#)         ($)        UNEXERCISABLE   UNEXERCISABLE(1)
------------------         ------------   --------------   -------------   ----------------
Daniel T. Phillips. . . .        0             0.00           0/100,000       0/1,581,000
Ronald M. Mankoff . . . .        0             0.00           0/100,000       0/1,581,000
Eric C. Green . . . . . .        0             0.00           0/241,162       0/3,212,772
James H. Poythress. . . .        0             0.00           0/91,162        0/1,441,272

___________

(1) Values are stated based upon the closing price of $22.81 per share of the Company's Common Stock on the Nasdaq National Market on September 30, 1996, the last trading day of the Company's fiscal year.

COMPENSATION AND EMPLOYMENT AGREEMENTS; KEY-MAN LIFE INSURANCE

     EMPLOYMENT AGREEMENTS. On August 25, 1995, the Company entered into employment agreements with each of the executive officers named in the Summary Compensation Table under "-- Executive Compensation." Mr. Phillip's employment agreement is for a term of five years, and Mr. Green's employment agreement is for a term of three years. Each employment agreement automatically renews for successive periods after the initial term, unless the employee or the Company notifies the other within a specified time that the term will not be extended. On May 30, 1996, Mr. Poythress retired and entered into a consulting agreement with the Company that will expire on August 24, 1997.

     Under the terms of the respective employment agreements, the Company pays Mr. Phillips a minimum base salary of $400,000 per year and Mr. Green a minimum $230,000 per year, which are adjusted annually to meet cost of living increases. Pursuant to a consulting agreement, the Company pays Mr. Poythress a fee of $232,500 per year, and provides certain insurance benefits to him. Each executive officer is entitled to participate generally in the Company's employee benefit plans, including the Stock Option Plan and the Purchase Plan, and is eligible for an incentive bonus under the Company's executive bonus pool. Such cash bonuses are made at the discretion of the Company based on subjective performance criteria.

     If the executive officer is terminated "for cause," which definition generally includes termination by the Company due to the executive's willful failure to perform his duties under the employment agreement, executive's personal dishonesty or breach of his fiduciary duties or the employment agreement to which he is a party, then the Company is obligated to pay the executive so terminated only his base salary up to the date upon which the Company notifies the executive of his termination "for cause." On the other hand, if the executive officer is terminated without cause, then the Company is obligated to pay the executive officer so terminated a lump sum payment equal to his base salary for the remaining term of the employment agreement. If the executive officer resigns for "good reason," which generally includes the executive officer's resignation due to a breach by the Company of his employment agreement, the Company must pay the executive officer so terminated a lump sum payment equal to the salary of the executive officer for the remaining term of the employment agreement. In the case of the retirement or death of the executive officer, the Company is obligated to pay the executive officer only his base salary up to the date of such death or retirement. If the executive officer becomes disabled, the Company must continue to pay the executive officer his base salary for a period of up six months and, if the disability extends beyond six months, the Company may terminate the executive by giving him 30 days' notice of such termination.

     Each of the executive officers named in the Summary Compensation Table above, by virtue of his employment agreement, has agreed not to solicit customers or employees of the Company in any manner for a period of 24 months following his resignation or termination from the Company and, will not compete for any period for which a lump sum has been paid by the Company in accordance with the employment agreement. During the term of his consulting agreement, Mr. Poythress agreed not to (i) be employed by a lending institution or company specializing in Title I Loans with its principal office in the Dallas-Fort Worth area, (ii) be a consultant, director, officer, employee or partner of any lending institution specializing in Title I Loans that is ranked among the top five Title I lenders operating on a nationwide basis, (iii) solicit business from anyone who purchased loans from the Company within six months prior to the effective date of the consulting agreement, (iv) induce or solicit any person to leave their employment with Company and (v) disclose certain information obtained from the Company.

     KEY-MAN LIFE INSURANCE. The Company maintains a $3.0 million key-man life insurance policy on Mr. Phillips, which the Company has assigned to BOCP II. The Company does not maintain key-man life insurance policies on any of its other executive officers.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors has established a Compensation Committee to review and approve the compensation levels of executive officers of the Company, evaluate the performance of the executive officers, consider senior management succession issues and any related matters for the Company. The Compensation Committee is charged with reviewing with the Board of Directors in detail all aspects of the cash compensation for the executive officers of the Company. Stock option compensation for the executive officers is also considered by the Compensation Committee.

     The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include preserving a strong financial posture, increasing the assets of the Company, positioning the Company's assets and business operations in geographic markets and industry segments offering long term growth opportunities, enhancing stockholder value and ensuring the survival of the Company. The accomplishment of these objectives is measured against conditions prevalent in the industry within which the Company operates. In recent years these conditions reflect a highly competitive market environment and rapidly changing regional, geographic and overall industry market conditions.

     The available forms of executive compensation include base salary, cash bonus awards and incentive stock options. Performance of the Company is a key consideration (to the extent that such performance can fairly be attributed or related to such executive's performance), as well as the nature of each executive's responsibilities and capabilities. The Company's compensation policy recognizes, however, that stock price performance is only one measure of performance and, given industry business conditions and the long term strategic direction and goals of the Company, it may not necessarily be the best current measure of executive performance. Therefore, the Company's compensation policy also gives consideration to the Company's achievement of specified business objectives when determining executive officer compensation. Compensation paid to executive officers is based upon a Company-wide salary structure consistent for each position relative to its authority and responsibility compared to industry peers.

     An additional objective of the Compensation Committee in determining compensation is to reward executive officers with equity compensation in addition to salary in keeping with the Company's overall compensation philosophy, which attempts to place equity in the hands of its employees in an effort to further instill stockholder considerations and values in the actions of all the employees and executive officers. In making its determination, some consideration is given by the Compensation Committee to the number of options already held by such persons. Incentive stock option awards in fiscal 1996 were used to reward each executive officer and to retain each of them through the potential of capital gains and additional equity buildup in the Company. Mr. Phillips was granted options to purchase 100,000 shares of Common Stock, and Mr. Green was granted options to purchase 241,162 shares of Common Stock. The number of stock options granted was determined by the subjective evaluation of each executive's ability to influence the Company's long term growth and profitability. The Compensation Committee believes that the award of options represents an effective incentive to create value for the stockholders.

     The Company's total revenues increased to $198.1 million for fiscal 1996 from $33.9 million for fiscal 1995, a $164.2 million increase or 484.3%. The Company originated and purchased an aggregate of $227.9 million and $1.1 billion of strategic loans in the fiscal years ended September 30, 1995 and September 30, 1996, respectively. The Company securitized an aggregate of $234.8 million and $723.1 million of loans in fiscal 1995 and 1996, respectively. The Company also originated $83.4 million and $382.2 million of non-strategic loans in fiscal 1995 and 1996, respectively, which it sold to third-party lenders on a whole-loan basis, with servicing rights released. As of September 30, 1996, the principal amount of loans in the Company's serviced loan portfolio was $1.3 billion. Based on this performance, Mr. Phillips received a bonus of $800,000 and Mr. Green received a bonus of $300,000 in fiscal 1996.

     Based on comparative industry data of the Company's peers, and as the result of arm's-length negotiations, on August 25, 1995, the Company entered into a five-year employment agreement with Mr. Daniel T. Phillips that provides for the employment of Mr. Phillips as President and Chief Executive Officer at an annual base minimum salary of $400,000, adjusted annually to meet cost-of-living increases, and the Company entered into a three-year employment agreement with Mr. Eric C. Green that provides for the employment of Mr. Green as Executive Vice President and Chief Financial Officer at an annual base minimum salary of $230,000, adjusted annually to meet cost-of-living increases. The agreements were unanimously approved by the Board of Directors, and the Compensation Committee.

     The Compensation Committee believes that the compensation of the Company's executive officer was reasonably related to the performance of the Company and those individuals during fiscal 1996.

                             COMPENSATION COMMITTEE

                             John Fitzgerald
                             Daniel J. Jessee
                             Sheldon I. Stein

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1994 and fiscal 1995, the Company had no compensation committee or other committee of the Board of Directors performing similar functions. Decisions concerning executive compensation for fiscal 1995 were made by the Board of Directors, including Daniel T. Phillips and Ronald M. Mankoff, who both were (and Mr. Phillips' continues to be) executive officers of the Company and participated in deliberations of the Board of Directors regarding executive officer compensation. The Board of Directors of the Company has established a Compensation Committee. See "-- Board Committees and Meetings."

     None of the executive officers of the Company currently serves as a director of another entity or on the compensation committee of another entity or any other committee of the board of directors of another entity performing similar functions.

     The Company engaged in the following transactions with Daniel T. Phillips and Ronald M. Mankoff. On October 15, 1994, the Company redeemed a total of 50,000 shares of Series A Cumulative Preferred Stock, of which 25,000 shares were owned by the Mankoff Trust and 25,000 shares were owned by the Phillips Partnership. Each such redemption was for $25,000 plus accrued and unpaid dividends. In addition, in April 1995, the Company redeemed an additional 150,000 shares of Series A Cumulative Preferred Stock, of which 75,000 shares were from the Mankoff Trust and 75,000 shares were from the Phillips Partnership. Each such redemption was for $75,000 plus accrued and unpaid dividends. In February 1996, the Company redeemed the 50,000 shares of Series A Cumulative Preferred Stock owned by each of the Mankoff Trust and the Phillips Partnership for $1.00 per share plus accrued and unpaid dividends. Accordingly, the total redemption payment received by each of the Mankoff Trust and the Phillips Partnership was approximately $57,500. See "Certain Relationships and Related Party Transactions."

COMMON STOCK PERFORMANCE GRAPH

     The following performance graph compares the one-year cumulative return of the Common Stock with that of the Broad Market (the S&P 500) and a group of the Company's peer corporations. Each index assumes $100 invested at February 1, 1997 and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.

                               COMPARATIVE RETURNS
             RAC FINANCIAL GROUP, INC., BROAD MARKET AND PEER GROUP
                     (PERFORMANCE RESULTS THROUGH 09/30/96)


                       [Stock Performance Graph Goes Here]


                             Beginning      Quarter Ended   Quarter Ended      Quarter Ended
                         February 1, 1996   March 31, 1996  June 30, 1996   September 30, 1996
                         ----------------   --------------  -------------   ------------------
RAC Financial Group, Inc.      100.00          119.21           149.67            241.72
Peer Group                     100.00          122.44           116.46            139.50
Broad Market                   100.00          101.90           106.47            109.76

     The Broad Market (the S&P 500) is an index of 500 companies with common stock on national securities exchanges. The Peer Group is composed of the following companies: Aames Financial Corp., Cityscape Financial Corp., ContiFinancial Corporation, Green Tree Financial Corp., The Money Store, Inc. and Southern Pacific Funding Corporation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Since its inception, the Company has had business relationships and engaged in certain transactions with affiliated companies and parties as described below. It is the policy of the Company to engage in transactions with related parties only on terms that, in the opinion of the Company, are no less favorable to the Company than could be obtained from unrelated parties.

RELATIONSHIP WITH FARM BUREAU

     As of November 30, 1996, Farm Bureau was the beneficial owner of 805,742 shares of Non-Voting Common Stock and 3,132,000 shares of Common Stock. See "Principal and Selling Stockholders" and "Description of Capital Stock."

     On March 31, 1995, the Company issued to Farm Bureau an aggregate of $1.35 million principal amount of Subordinated Notes (out of a total of $6.35 million principal amount of Subordinated Notes issued at that time by the Company). For a description of the Subordinated Notes and the amount issued to BOCP II, see "-- Relationship with Bank One." As of September 30, 1996, the Company had paid Farm Bureau an aggregate of $121,500 in interest payments under the terms of the Subordinated Notes, as well as an aggregate of approximately $27,000 in fees and expenses related to the issuance by the Company of the Subordinated Notes to Farm Bureau. In connection with the issuance of the Subordinated Notes to Farm Bureau, the Company also issued Farm Bureau warrants to purchase an aggregate of 569,768 shares of Non-Voting Common Stock for a nominal exercise price, which were exercised prior to the Company's initial public offering.

     In April 1995, the Company issued additional warrants to Farm Bureau to purchase an aggregate of 592,414 shares of Non-Voting Common Stock. Such warrants were issued in consideration of Farm Bureau's agreement to waive certain redemption rights with respect to the Series B Cumulative Preferred Stock held by Farm Bureau and such warrants were exercised in full prior to the Company's initial public offering. The Series B Cumulative Preferred Stock was redeemed in February 1996 for approximately $2.5 million. See "--Redemption of Preferred Stock" above.

     In September 1995, the Company entered into the Farm Bureau Facility, under which Farm Bureau agreed to lend the Company up to $5.5 million at a rate of interest of 12% per annum. The Company borrowed $5.5 million under this financing facility. All borrowings pursuant to such financing were repaid in February 1996 with a portion of the net proceeds to the Company from its initial public offering and the facility was terminated. In connection with the facility, the Company issued to Farm Bureau warrants to purchase 67,226 shares of Common Stock at an exercise price of $5.95 per share.

RELATIONSHIP WITH BANK ONE

     As of September 30, 1996, BOCP II was the beneficial owner of 3,362,154 shares of Non-Voting Common Stock, and BOCP V was the beneficial owner of 272,780 shares of Non-Voting Common Stock. See "Principal and Selling Stockholders."

     BOCC, an affiliate of Bank One, acted as placement agent with respect to each of the securitizations completed by the Company during fiscal 1995 and 1996. As consideration for acting as placement agent, the Company paid BOCC an aggregate of $2.5 million and $1.6 million in fiscal 1995 and 1996, respectively, representing fees, commissions and expenses.

     The Company maintains the Bank One Facility, which was established in March 1995. As of September 30, 1996, the Company had paid Bank One an aggregate of $1.3 million in interest payments under the prescribed terms of the Bank One Facility, as well as an aggregate of $106,473 in other fees and expenses related to amounts borrowed by the Company under this facility. For a more complete description of the terms of the Bank One
Facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

     On March 31, 1995, the Company issued to BOCP II an aggregate of $5.0 million principal amount of its Subordinated Notes (out of a total of $6.35 million principal amount of Subordinated Notes). The Subordinated Notes bear interest at the rate of 12% per annum, except that upon the occurrence of an event of default under the Subordinated Notes, the interest rate increases to 15% per annum. As of September 30, 1996, the Company had paid BOCP II an aggregate of $600,000 in interest payments under the terms of the Subordinated Notes, as well as an aggregate of approximately $125,000 in fees and expenses related to the issuance by the Company of the Subordinated Notes to BOCP II. The Subordinated Notes are subordinated to all amounts at any time due and owing under the Company's warehouse lines existing from time to time. In connection with the issuance of the Subordinated Notes to BOCP II, the Company also issued BOCP II warrants to purchase an aggregate of 2,110,232 shares of Non-Voting Common Stock for a nominal exercise price, which were fully exercised prior to the Company's initial public offering, and warrants to purchase an aggregate of 1,786,622 shares of Non-Voting Common Stock for an aggregate of $450,000, which were fully exercised prior to the Company's initial public offering.

     In February 1995, the Company and BOCP V entered into a financing arrangement to provide $700,000 of interim financing (the "BOCP V Financing"). In July 1995, the Company and BOCP V agreed to amend the terms of the BOCP V Financing so that the Company's debt arrangements with BOCP V would be on similar terms as those with BOCP II and Farm Bureau. As a consequence, the Company issued $700,000 principal amount of the Subordinated Notes to BOCP V. As of September 30, 1996, under the terms of the BOCP V Financing and the Subordinated Notes, the Company had paid BOCP V an aggregate of $93,333 in interest payments and an aggregate of $14,000 in other fees and expenses. In connection with the amendments of the BOCP V Financing and the issuance of the Subordinated Notes to BOCP V, the Company issued BOCP V warrants to purchase an aggregate of 290,780 shares of Non-Voting Common Stock for a nominal exercise price, which were fully exercised prior to the Company's initial public offering.

     In August 1996, the Company engaged BOCC to render financial advisory and consultation services. For such engagement, the Company paid BOCC $150,000.

OTHER TRANSACTIONS

     During fiscal 1994, 1995 and 1996, the Company paid legal fees and expenses to Jeffrey W. Mankoff, P.C., which were in excess of 5% of the gross revenues of Jeffrey W. Mankoff, P.C. Such amounts, however, did not exceed $60,000.
Jeffrey W. Mankoff, P.C. is a Dallas, Texas law firm owned by the son of Ronald M. Mankoff, a principal stockholder and the former Chairman of the Board of the Company.

     Sheldon I. Stein, a director of the Company, is a Senior Managing Director of Bear, Stearns & Co. Inc. Bear, Stearns & Co., Inc., one of the Representatives, has performed investment banking services for the Company in the past and proposes to perform services during the current fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities (the "10% Stockholders"), to file reports of ownership and changes of ownership with the Commission and the New York Stock Exchange. Officers, directors and 10% Stockholders of the Company are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms so filed.

     Based solely on review of copies of such forms received, the Company believes that, during the last fiscal year, all filing requirements under
Section 16(a) applicable to its officers, directors and 10% Stockholders were timely, except with respect to Messrs. Phillips, Green and Mankoff, who each filed one Form 4 late with respect to one transaction, respectively.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.


         AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                  (PROPOSAL 2)

     The Board of Directors of the Company unanimously adopted a proposed amendment to Article FIRST of the Company's Amended and Restated Articles of Incorporation and recommended that such amendment be submitted to the stockholders of the Company for approval and adoption. The proposed amendment would change the name of the Company to "FIRSTPLUS FINANCIAL GROUP, INC." The Board of Directors believes that the name change is in the best interests of the Company because it will conform to the Company's trade name, under which it conducts its operations.

     Therefore, the Board recommends that the stockholders vote in favor of the change of corporate name. If the stockholders approve such name change, the Article FIRST of the Company's Amended and Restated Articles of Incorporation will be amended to read in its entirety as follows:

  "FIRST. The name of the Corporation is FIRSTPLUS FINANCIAL GROUP, INC. (the "Corporation")."

     Approval of Proposal No. 2 requires the favorable vote of a majority of the outstanding shares of Common Stock. As soon as practicable following approval, the Company intends to file the amendment to its Amended and Restated Articles of Incorporation with the Secretary of State of Nevada, which amendment would become effective upon the filing thereof.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF RAC FINANCIAL GROUP, INC. TO CHANGE THE COMPANY'S NAME AS DESCRIBED ABOVE.

                     AMENDMENT TO THE STOCK OPTION PLAN
                                 (PROPOSAL 3)

     In October 1996, the Board of Directors increased the number of shares of Common Stock authorized for issuance pursuant to the Stock Option Plan from 1,100,000 shares to 3,200,000 shares, and the Compensation Committee granted certain options thereunder out of such increase (as set forth in the New Plan Benefits table below), all subject to the approval of the stockholders at the Annual Meeting. As of the Record Date, options to purchase 2,053,196 shares of Common Stock had been granted under the Stock Option Plan. The Board of

Directors believes that it is desirable for the Company to increase the number of shares authorized for issuance under the Stock Option Plan from 1,100,000 to 3,200,000. The increase in the amount of authorized shares available for issuance will further the Company's interest in enticing and retaining qualified and competent employees and consultants of the Company and directors of the Company's subsidiaries.

     If the amendment to the Stock Option Plan is not approved by the stockholders at the Annual Meeting, then none of the options granted in excess of the number of authorized shares presently available for grant under the Stock Option Plan will constitute incentive stock options and any of such options granted to individuals subject to potential liability under the "short swing" profit provisions of Section 16(b) of the Exchange Act shall be null, void and of no force and effect as of their date of grant.

     Therefore, the Board recommends that the stockholders vote in favor of the increase in the number of authorized shares under the Stock Option Plan and ratify the grants described in the New Plan Benefits table below. If the stockholders approve such increase, Section 3(a) of the Plan will be amended to read in its entirety as follows:

          "(a) The Company may grant to Eligible Persons from time to time Options to purchase an aggregate of up to 3,200,000 Shares from Shares held in the Company's treasury or from authorized and unissued Shares. If any Option granted under the Plan shall terminate, expire, or be canceled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares. An Option granted hereunder shall be either an Incentive Stock Option or a Nonqualified Stock Option as determined by the Committee at the Date of Grant of Such Option and shall clearly state whether it is an Incentive Stock Option or a Nonqualified Stock Option. Incentive Stock Options may only be granted to persons who are Employees."

     The Company anticipates registering with the Securities and Exchange Commission during 1997 the additional shares issuable as a result of the increase in the number of authorized shares under the Stock Option Plan.

DESCRIPTION OF STOCK OPTION PLAN

     In August 1995, the Board of Directors and stockholders adopted the Stock Option Plan. The purpose of the Stock Option Plan is to advance the interests of the Company by providing additional incentives to attract and retain qualified and competent employees and consultants of the Company and directors of the Company's subsidiaries, upon whose efforts and judgment the success of the Company is largely dependent. Nonemployee directors of the Company are not eligible to participate in the Stock Option Plan. As of the date hereof, substantially all of the Company's full-time employees are eligible for grants of stock options ("Employee Options") under the terms of the Stock Option Plan (approximately 950 eligible individuals).

     The Stock Option Plan authorizes the granting of incentive stock options ("Incentive Options") and nonqualified stock options ("Nonqualified Options") to purchase Common Stock to eligible persons. The Stock Option Plan is currently administered by the Compensation Committee of the Board of Directors, which consists of three members of the Board of Directors, each of whom is a disinterested person. The Stock Option Plan provides for adjustments to the number of shares and to the exercise price of outstanding options in the event of a declaration of a stock dividend or any recapitalization resulting in a stock split-up, combination or exchange of shares of Common Stock.

     No Incentive Option may be granted with an exercise price per share less than the fair market value of the Common Stock at the date of grant. The Nonqualified Options may be granted with any exercise price determined by the administrator of the Stock Option Plan. The exercise price of an Employee Option may be paid in cash, by certified or cashier's check, by money order, by personal check or by delivery of already owned shares of Common Stock having a fair market value equal to the exercise price, or by delivery of a combination of cash and already owned shares of Common Stock. However, if the optionee acquired the stock to be surrendered directly or indirectly from the Company, he must have owned the stock to be surrendered for at least six months prior to tendering such stock for the exercise of an Employee Option.

     An eligible employee may receive more than one Incentive Option, but the maximum aggregate fair market value of the Common Stock (determined when the Incentive Option is granted) with respect to which Incentive Options are first exercisable by such employee in any calendar year cannot exceed $100,000. In addition, no Incentive Option may be granted to an employee owning directly or indirectly stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, unless the exercise price is set at not less than 110% of the fair market value of the shares subject to such Incentive Option on the date of grant and such Incentive Option expires not later than five years from the date of grant. Awards of Nonqualified Options are not subject to these special limitations.

     No Employee Option granted under the Stock Option Plan is assignable or transferable, otherwise than by will or by laws of descent and distribution. During the lifetime of an optionee, his Employee Option is exercisable only by him or his guardian or legal representative. The expiration date of an Employee Option is determined by the administrator at the time of the grant, but in no event may an Employee Option be exercisable after the expiration of 10 years from the date of grant of the Employee Option.

     The administrator of the Stock Option Plan may limit an optionee's right to exercise all or any portion of an Employee Option until one or more dates subsequent to the date of grant. The administrator also has the right, exercisable in its sole discretion, to accelerate the date on which all or any portion of an Employee Option may be exercised. The Stock Option Plan also provides that 30 days prior to certain major corporate events such as, among other things, certain changes in control, mergers or sales of substantially all of the assets of the Company (a "Major Corporate Event"), each Employee Option shall immediately become exercisable in full. In anticipation of a Major Corporate Event, however, the administrator may, after notice to the optionee, cancel the optionee's Employee Options on the consummation of the Major Corporate Event. The optionee, in any event, will have the opportunity to exercise his Employee Options in full prior to such Major Corporate Event.

     If terminated for cause, all rights of an optionee under the Stock Option Plan cease and the Employee Options granted to such optionee become null and void for all purposes. The Stock Option Plan further provides that in most instances an Employee Option must be exercised by the optionee within 30 days after the termination of the consulting contract between such consultant and the Company or termination of the optionee's employment with the Company, as the case may be (for any reason other than termination for cause, mental or physical disability or death), if and to the extent such Employee Option was exercisable on the date of such termination. If the optionee is not otherwise employed by, or a consultant to, the Company, his Employee Option must be exercised within 30 days of the date he ceases to be a director of a subsidiary of the Company. Generally, if an optionee's employment or consulting contract is terminated due to mental or physical disability, the optionee will have the right to exercise the Employee Option (to the extent otherwise exercisable on the date of termination) for a period of one year from the date on which the optionee suffers the mental or physical disability. If an optionee dies while actively employed by, or providing consulting services under a consulting contract to, the Company, the Employee Option may be exercised (to the extent otherwise exercisable on the date of death) within one year of the date of the optionee's death by the optionee's legal representative or legatee.

TAX CONSEQUENCES

     Under current tax laws, the grant of an Employee Option will not be a taxable event to the recipient optionee and the Company will not be entitled to a deduction with respect to such grant.

     Upon the exercise of a Nonqualified Option, an optionee will recognize ordinary income at the time of exercise equal to the excess of the then fair market value of the shares of Common Stock received over the exercise price.
The taxable income recognized upon exercise of a Nonqualified Option will be treated as compensation income subject to withholding and the Company will be entitled to deduct as a compensation expense an amount equal to the ordinary income an optionee recognizes with respect to such exercise. When Common Stock received upon the exercise of a Nonqualified Option subsequently is sold or exchanged in a taxable transaction, the holder thereof generally will recognize capital gain (or loss) equal to the difference between the total amount realized and the fair market value of the Common Stock on the date of exercise; the character of such gain or loss as long-term or short-term capital gain or loss will depend upon the holding period of the shares following exercise.

     The exercise of an Incentive Option will not be taxable to the optionee, and the Company will not be entitled to any deduction with respect to such exercise. However, to qualify for this favorable tax treatment of incentive stock options under the Code, the optionee may not dispose of the shares of Common Stock acquired upon the exercise of an Incentive Option until after the later of two years following the date of grant or one year following the date of exercise. The surrender of shares of Common Stock acquired upon the exercise of an Incentive Option in payment of the exercise price of an Employee Option within the required holding period for incentive stock options under the Code will be a disqualifying disposition of the surrendered shares. Upon any subsequent taxable disposition of shares of Common Stock received upon exercise of a qualifying Incentive Option, the optionee generally will recognize long-term or short-term capital gain (or loss) equal to the difference between the total amount realized and the exercise price of the Employee Option.

     If an Employee Option that was intended to be an incentive stock option under the Code does not qualify for favorable incentive stock option treatment under the Code due to the failure to satisfy the holding period requirements, the optionee may recognize ordinary income in the year of the disqualifying disposition. Provided the amount realized in the disqualifying disposition exceeds the exercise price, the ordinary income an optionee shall recognize in the year of a disqualifying disposition shall be the lower of (i) the excess of the amount realized over the exercise price or (ii) excess of the fair market value of the Common Stock at the time of the exercise over the exercise price. In addition, the optionee shall recognize capital gain on the disqualifying disposition in the amount, if any, by which the amount realized in the disqualifying disposition exceeds the fair market value of the Common Stock at the time of the exercise. Such capital gain shall be taxable as long-term or short-term capital gain, depending on the optionee's holding period for such shares.

     Notwithstanding the favorable tax treatment of Incentive Options for regular tax purposes, as described above, for alternative minimum tax purposes, an Incentive Option is generally treated in the same manner as a Nonqualified Option. Accordingly, an optionee must generally include in alternative minimum taxable income for the year in which an Incentive Option is exercised the excess of the fair market value on the date of exercise of the shares of Common Stock received over the exercise price. If, however, an optionee disposes of shares of Common Stock acquired upon the exercise of an Incentive Option in the same calendar year as the exercise, only an amount equal to the optionee's ordinary income for regular tax purposes with respect to such disqualifying disposition will be recognized for the optionee's calculation of alternative minimum taxable income in such calendar year.

                               NEW PLAN BENEFITS


                                                        STOCK OPTION PLAN
                                 ----------------------------------------------------------
     NAME AND POSITION           DOLLAR VALUE ($)(1)    NUMBER OF OPTIONS      GRANT DATE
------------------------------   -------------------    -----------------    --------------
Daniel T. Phillips............               --                    --                    --
 Chairman of the Board,
 President, Chief Executive
 Officer and Director

Ronald M. Mankoff (2).........               --                    --                    --
 General Counsel and Director

Eric C. Green (3).............          318,750                50,000               10/1/96
 Executive Vice President and
 Chief Financial Officer

James H. Poythress (4)........               --                    --                    --
 Executive Vice President and
 Chief Operating Officer

Executive Officers Group......          318,750                50,000               10/1/96

Non-Executive Director Group..               --                    --                    --

Non-Executive Officer
 Employee Group (5)...........        7,060,981               913,196      5/31 to 11/15/96

Other Non-Executive
 Employees Group .............               --                    --                    --


---------------
 (1) The aggregate market value of the shares of Common Stock reserved for issuance pursuant to the exercise of options shown in the table was $36.4 million, based on the closing sales price of $29.00 per share for the Common Stock on the Record Date, as reported by THE WALL STREET JOURNAL. All such options were granted at the fair market value of the Common Stock on the respective dates of grant. The dollar value shown is based on the difference between the closing sales price per share of Common Stock on the Record Date and the exercise price per share for such options.

 (2) Mr. Mankoff retired as General Counsel and Director of the Company in November 1996.

 (3) On April 1, 1996, Mr. Green was granted an option to purchase 150,000 shares at an exercise price of $11.00. On October 1, 1996, Mr. Green was granted an option to purchase 50,000 shares at an exercise price of $22.625. These options vest generally in one-third increments over a three-year term.

 (4) Mr. Poythress joined the Company in June 1995. Mr. Poythress retired from the Company in May 1996. He served as a consultant to the Company until January 1997, for an annual fee of $232,500. See "-Employment Agreements; Key-Man Life Insurance."

 (5) The exercise price on these options typically range from $13.13 per share to $22.69 per share and typically vest over a period three years, with 33-1/3 percent vesting per year.

     Amendment of the Stock Option Plan and the ratification of certain grants thereunder requires the affirmative vote of the holders of a majority of the shares of Common Stock present and voting at the Annual Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES FOR ISSUANCE UNDER THE COMPANY'S STOCK OPTION PLAN, AS DESCRIBED ABOVE.

                                 OTHER BUSINESS

     The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected the firm of Ernst & Young LLP as the Company's independent auditors for 1996. A representative of such firm is expected to be present at the Annual Meeting and will be available to answer questions and will be afforded an opportunity to make a statement if desired.

                    DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Stockholder proposals to be included in the Proxy Statement for the 1997 Annual Meeting must be received by the Company no later than September 30, 1997.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              DANIEL T. PHILLIPS, PRESIDENT

February 5, 1997
Dallas, Texas


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                         1995 EMPLOYEE STOCK OPTION PLAN
                                       FOR
                        REMODELERS ACCEPTANCE CORPORATION

     SECTION 1.  PURPOSE.   This 1995 Employee Stock Option Plan of Remodelers
Acceptance Corporation is intended as an additional incentive to attract and retain qualified and competent employees and consultants for the Company and its Subsidiaries, upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons.

     SECTION 2. DEFINITIONS. As used herein, the following terms shall have the meaning indicated:

          (a)  "ACT" shall mean the Securities Exchange Act of 1934, as amended.

          (b)  "BOARD" shall mean the Board of Directors of the Company.

          (c) "BUSINESS DAY" shall mean (i) if the Shares trade on a national exchange, any day that the national exchange on which the Shares trade is open or (ii) if the Shares do not trade on a national exchange, any day that commercial banks in the City of New York are open.

          (d)  "COMMISSION" shall mean the Securities and Exchange Commission.

          (e) "COMMITTEE" shall mean the Compensation Committee of the Board or other committee, if any, appointed by the Board pursuant to Section 14 hereof.

          (f) "COMPANY" shall mean Remodelers Acceptance Corporation, a Nevada corporation.

          (g) "DATE OF GRANT" shall mean the date on which an Option is granted to an Eligible Person, to the Eligible Person of the grant pursuant to Section 4 hereof.

          (h)  "DIRECTOR" shall mean a member of the Board.

          (i) "DISINTERESTED PERSON" shall mean a person who, at the time he acts on the granting of any Option, is not eligible, and within one year prior thereto has not been eligible, to receive Shares or stock options or other rights convertible into Shares under the Plan or any other plan of the Company, except participations in other plans of the Company as allowed pursuant to rule 16b-3(c)(i) that do not disqualify such person from being a disinterested person.

          (j) "ELIGIBLE PERSON(S)" shall mean those persons who are (i) under written contract (a "Consulting Contract") with the Company or a Subsidiary to provide consulting services to the Company or a Subsidiary (a "Consultant"), (ii) Employees or (iii) members of the Board of Directors of any Subsidiary, but excluding Directors who are not Employees.

          (k) "EMPLOYEE(S)" shall mean those persons who are employees of the Company or who are employees of any Subsidiary.

          (l) "FAIR MARKET VALUE" of a share on a particular date shall be the closing price or Common Stock, which shall be (i) if the Common Stock is listed for trading on any United States national securities exchange, the last reported sale price of Common Stock on such exchange as reported in any newspaper of general circulation, (ii) if the Common Stock is quoted on NASDAQ or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for such day of the Common Stock on such system or (iii) if neither clause (i) nor (ii) is applicable, a value determined by any fair and reasonable means prescribed by the Board.

          (m) "INCENTIVE STOCK OPTION" shall mean an option that is an incentive stock option as defined in Section 422 of the Internal Revenue Code.

          (n) "INTERNAL REVENUE CODE" or "CODE" shall mean the Internal Revenue Code of 1986, as it now exists or may be amended from time to time.

          (o) "NONQUALIFIED STOCK OPTION" shall mean a stock option that is not an incentive stock option as defined in Section 422A of the Internal Revenue Code.

          (p) "OPTION" (when capitalized) shall mean any option granted under this Plan.

          (q) "OPTIONEE" shall mean a person to whom an Option is granted under this Plan or any successor to the rights of such person by reason of the death of such person.

          (r) "PLAN" shall mean this 1995 Employee Stock Option Plan for Remodelers Acceptance Corporation.

          (s)  "SHARE(S)" shall mean a share or shares of the Common Stock.

          (t) "SUBSIDIARY" shall mean any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     SECTION 3.     SHARES AND OPTIONS.

          (a) The Company may grant to Eligible Persons from time to time Options to purchase an aggregate of up to 550,000 Shares from Shares held in the Company's treasury or from authorized and unissued Shares. If any Option granted under the Plan shall terminate, expire, or be canceled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares. An Option granted hereunder shall be either an Incentive Stock Option or a Nonqualified Stock Option as determined by the Committee at the Date of Grant of such Option and shall clearly state whether it is an Incentive Stock Option or a Nonqualified Stock Option. Incentive Stock Options may only be granted to persons who are Employees.

          (b) The aggregate Fair Market Value (determined at the Date of Grant of the Option) of the Shares with respect to which any Incentive Stock Option is exercisable for the first time by an Optionee during any calendar year under the Plan and all such plans of the Company and any parent and subsidiary of the Company (as defined in Section 425 of the Code) shall not exceed $100,000.

     SECTION 4.  CONDITIONS FOR GRANT OF OPTIONS.

          (a) Each Option shall be evidenced by an option agreement that may contain any term deemed necessary or desirable by the Committee, provided such terms are not inconsistent with this Plan or any applicable law. Optionees shall be those persons selected by the Committee from Eligible Persons. Any person who files with the Committee, in a form satisfactory to the Committee, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under this Plan for the duration of such waiver.

          (b) In granting Options, the Committee shall take into consideration the contribution the person has made or may make to the success of the Company or its Subsidiaries and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other personnel of the Company and its Subsidiaries with regard to these matters. The Committee may from time to time in granting Options under the Plan prescribe such other terms and conditions concerning such Options as it deems appropriate, including, without limitation, relating an Option to achievement of specific goals established by the Committee or the continued employment of the Optionee for a specified period of time, provided that such terms and conditions are not more favorable to an Optionee than those expressly permitted herein.

          (c) The Committee in its sole discretion shall determine in each case whether periods of military or government service shall constitute a continuation of employment for the purposes of this Plan or any Option.

     SECTION 5. EXERCISE PRICE. The exercise price per Share of any Option shall be any price determined by the Committee; provided, however, that the exercise price for any Incentive Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the Date of Grant.

     SECTION 6. EXERCISE OF OPTIONS. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate exercise price of the Shares as to which the Option is exercised has been made, and (iii) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Optionee's payment to the Company of the amount, if any, that the Committee determines to be necessary for the Company or a Subsidiary to withhold in accordance with applicable federal or state income tax withholding requirements. Unless further limited by the Committee in any Option, the exercise price of any Shares purchased shall be paid solely in cash, by certified or cashier's check, by money order, by personal check or with Shares (but with Shares only if permitted by an Option agreement or otherwise permitted by the Committee in its sole discretion at the time of exercise and provided that if the Optionee acquired such stock to be surrendered directly or indirectly from the Company, he shall have owned such stock for six months prior to using such stock to exercise an Option) or by a combination of the above. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date received by the Company.

     SECTION 7.     EXERCISABILITY OF OPTIONS.

          (a) Any Option shall become exercisable in such amounts and at such intervals as the Committee shall provide in any Option, except as otherwise provided in this Section 7; provided in each case that the Option has not expired on the date of exercise.

          (b) The expiration date of an Option shall be determined by the Committee at the Date of Grant, but in no event shall an Option be exercisable after the expiration of ten (10) years from the Date of Grant.

          (c) An Option shall not be exercisable prior to the six-month anniversary of its Date of Grant.

          (d) The Committee may in its sole discretion accelerate the date on which any Option may be exercised.

          (e) On the date thirty (30) days prior to any occurrence described in Subsections (7)(e)(i), (ii) or (iii), but only where such anticipated occurrence actually takes place, notwithstanding the exercise schedule in an Option, each Option shall immediately become exercisable in full where there (i) is any transaction (which shall include a series of transactions occurring within 60 days or occurring pursuant to a plan) that has the result that shareholders of the Company immediately before such transaction cease to own at least 51% of (x) the voting stock of the Company or (y) of any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction; (ii) is a merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive; (iii) is a sale, lease, exchange or other disposition of all or substantially all the property and assets of the Company.

          (f) Notwithstanding any provisions hereof to the contrary, if any Option is accelerated under Subsection 7(d) or (e), the portion of such Option that may be exercised to acquire Shares that the Optionee would not be entitled to acquire but for such acceleration (the "Acceleration Shares"), is limited to that number of Acceleration Shares that can be acquired without causing the Optionee to have an "excess parachute payment" as determined under Section 280G of the Code, determined by taking into account all of the Optionee's "parachute payments" determined under Section 280G of the Code. If as a result of this Subsection 7(f), the Optionee may not acquire all of the Acceleration Shares, then the Acceleration Shares that the Optionee may acquire shall be the last shares that the Optionee would have been entitled to acquire had this Option not been accelerated.

     SECTION 8.     TERMINATION OF OPTION PERIOD.

          (a) Unless otherwise provided in any Option, the unexercised portion of an Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

            (i) except as provided in Subsection 8(a)(iii), thirty (30) days after the date that Optionee ceases to be employed by the Company or a Subsidiary or ceases to be a Consultant to the Company or a Subsidiary, as the case may be, regardless of the reason therefor other than as a result of such termination by reason of (x) death, (y) mental or physical disability of Optionee as determined by a medical doctor satisfactory to the Committee or (z) termination of Optionee's employment or Consulting Contract, as the case may be, with the Company or a Subsidiary for cause;

           (ii) except as provided in Subsection 8(a)(iii), one (1) year after the date on which the Optionee suffers a mental or physical disability as determined by a medical doctor satisfactory to the Committee;

          (iii) either (y) one (1) year after the date that Optionee ceases to be a Consultant to or ceases to be employed by, as the case may be, the Company or a Subsidiary, by reason of death of the Optionee, or
     (z) six (6) months after the date on which the Optionee shall die, if the Optionee's death shall occur during the thirty-day period described in Subsection 8(a)(i) or the one-year period described in Subsection 8(a)(ii);

           (iv) the date that Optionee ceases to be a Consultant to or ceases to be employed by, as the case may be, the Company or a Subsidiary as a result of a termination for cause;

            (v) with respect to Options held by a person who is a member of the Board of Directors of a Subsidiary who is not also an Employee or Consultant, thirty (30) days after the date that Optionee ceases to be a member of such Board of Directors; and

           (vi) the tenth (10th) anniversary of the Date of Grant of the Option.

          (b) If provided in an Option, the Committee in its sole discretion may, by giving written notice (a "Cancellation Notice") cancel, effective upon the date of the consummation of any of the transactions described in Subsection 7(e), all or any portion of such Option that remains unexercised on such date. Such Cancellation Notice shall be given a reasonable period of time (but not less than 15 days) prior to the proposed date of such cancellation, and may be given either before or after shareholder approval of such transaction.

     SECTION 9.     ADJUSTMENT OF SHARES.

          (a) If at any time while the Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event:

                 (i) appropriate adjustment shall be made in the maximum number of Shares then subject to being optioned under the Plan, so that the same proportion of the Company's issued and outstanding Shares shall continue to be subject to being so optioned; and

                (ii) appropriate adjustment shall be made in the number of Shares and the exercise price per Share thereof then subject to outstanding Options, so that the same proportion of the Company's issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price.

          (b) The Committee may change the terms of Options outstanding under this Plan, with respect to the exercise price or the number of Shares subject to the Options, or both, when, in the Committee's sole discretion, such adjustments become appropriate by reason of any corporate transaction.

          (c) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of Shares reserved for issuance under the Plan or the number of or exercise price of Shares then subject to outstanding Options granted under the Plan.

          (d) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate
     (1) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (2) any merger or consolidation of the Company; (3) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options; (4) the dissolution or liquidation of the Company; (5) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (6) any other corporate act or proceeding, whether of a similar character or otherwise.

     SECTION 10. TRANSFERABILITY OF OPTIONS. Each Option shall provide that such Option shall not be transferrable by the Optionee otherwise than by will or the laws of descent and distribution and that so long as an Optionee lives, only such Optionee or his guardian or legal representative shall have the right to exercise such Option.

     SECTION 11. ISSUANCE OF SHARES. No person shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the Shares subject to an Option unless and until certificates representing such Shares shall have been issued and delivered to such person. As a condition of any transfer of the certificate for Shares, the Committee may obtain such agreements or undertakings, if any, as it may deem necessary or advisable to assure compliance with any provision of the Plan, the agreement evidencing the Option or any law or regulation including, but not limited to, the following:

               (i) A representation, warranty or agreement by the Optionee to the Company at the time any Option is exercised that he or she is acquiring the Shares to be issued to him or her for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

              (ii) A representation, warranty or agreement to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities laws deemed by the Committee to be applicable to the issuance of the Shares and are endorsed upon the Share certificates.

     SECTION 12. OPTIONS FOR 10% SHAREHOLDER. Notwithstanding any other provisions of the Plan to the contrary, an Incentive Stock Option shall not be granted to any person owning directly (or indirectly through attribution under Section 425(d) of the Code) at the Date of Grant, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of its parent or subsidiary [as defined in Section 425 of the Internal Revenue Code] at the Date of Grant) unless the exercise price of such Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to such Incentive Stock Option on the Date of Grant, and the period during which the Incentive Stock Option may be exercised does not exceed five (5) years from the Date of Grant.

     SECTION 13. NONQUALIFIED STOCK OPTIONS. Nonqualified Stock Options may be granted hereunder and shall be subject to all terms and provisions hereof except that each such Nonqualified Stock Option (i) must be clearly designated as a Nonqualified Stock Option; (ii) may be granted for Shares in excess of the limits contained in Subsection 3(b) of this Plan; and (iii) shall not be subject to Section 12 of this Plan. If both Incentive Stock Options and Nonqualified Stock Options are granted to an Optionee, the right to exercise, to the full extent thereof, Options of either type shall not be contingent in whole or in part upon the exercise of, or failure to exercise, Options of the other type.

     SECTION 14.    ADMINISTRATION OF THE PLAN.

          (a) The Plan shall be administered by the Compensation Committee of the Board or other committee thereof as appointed by the Board (herein called the "Committee") consisting of not less than two (2) members of the Board all of whom are Disinterested Persons. Except for the powers set forth in Section 17, the Committee shall have all of the powers of the Board with respect to the Plan. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.

          (b) The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of the Plan. The determinations and the interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive.

          (c) Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting or (ii) without a meeting by the written approval of a majority of the members of the Committee.

          (d) Subject to the express provisions of this Plan, the Committee shall have the authority, in its sole and absolute discretion (i) to adopt, amend, and rescind administrative and interpretive rules and regulations relating to this Plan or any Option; (ii) to construe the terms of this Plan or any Option; (iii) as provided in Subsection 9(a), upon certain events to make appropriate adjustments to the exercise price and number of Shares subject to this Plan and Option; and (iv) to make all other determinations and perform all other acts necessary or advisable for administering this Plan, including the delegation of such ministerial acts and responsibilities as the Committee deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or any Option in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The Committee shall have full discretion to make all determinations on the matters referred to in this Subsection 14(d), and such determinations shall be final, binding and conclusive.

     SECTION 15. GOVERNMENT REGULATIONS. This Plan, Options and the obligations of the Company to sell and deliver Shares under any Options, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     SECTION 16.    MISCELLANEOUS.

          (a) The proceeds received by the Company from the sale of Shares pursuant to an Option shall be used for general corporate purposes.

          (b) The grant of an Option shall be in addition to any other compensation paid to the Optionee or other stock option plans of the Company or other benefits with respect to Optionee's position with the Company or its Subsidiaries. The grant of an Option shall not confer upon the Optionee the right to continue as an Employee or Consultant, or interfere in any way with the rights of the Company to terminate his or her status as an Employee or Consultant.

          (c) Neither the members of the Board nor any member of the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to this Plan or any Option, and members of the Board and the Committee shall, in addition to all other rights of indemnification and reimbursement, be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Company, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising from such claim, loss, damage, or expense to the full extent permitted by law and under any directors' and officers' liability or similar insurance coverage that may from time to time be in effect.

          (d) Any issuance or transfer of Shares to an Optionee, or to his legal representative, heir, legatee, or distributee, in accordance with the provisions of this Plan or the applicable Option, shall, to the extent thereof, be in full satisfaction of all claims of such persons under the Plan. The Committee may require any Optionee, legal representative, heir, legatee or distributee as a condition precedent to such payment or issuance or transfer of Shares, to execute a release and receipt for such payment or issuance or transfer of Shares in such form as it shall determine.

          (e) Neither the Committee nor the Company guarantees Shares from loss or depreciation.

          (f) All expenses incident to the administration, termination, or protection of this Plan or any Option, including, but not limited to, legal and accounting fees, shall be paid by the Company; provided, however, the Company may recover any and all damages, fees, expenses and costs arising out of any actions taken by the Company to enforce its rights under this Plan or any Option.

          (g) Records of the Company shall be conclusive for all purposes under this Plan or any Option, unless determined by the Committee to be incorrect.

          (h) The Company shall, upon request or as may be specifically required under this Plan or any Option, furnish or cause to be furnished all of the information or documentation that is necessary or required by the Committee to perform its duties and functions under this Plan or any Option.

          (i) The Company assumes no liability to any Optionee or his legal representatives, heirs, legatees or distributees for any act of, or failure to act on the part of, the Committee.

          (j) Any action required of the Company or the Committee relating to this Plan or any Option shall be by resolution of its Board, the Committee or by a person authorized to act by resolution of the Board or the Committee.

          (k) If any provision of this Plan or any Option is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan or any Option, but such provision shall be fully severable, and the Plan or Option, as applicable, shall be construed and enforced as if the illegal or invalid provision had never been included in the Plan or Option, as applicable.

          (l) Whenever any notice is required or permitted under this Plan, such notice must be in writing and personally delivered or sent by mail or delivery by a nationally recognized courier service. Any notice required or permitted to be delivered under this Option shall be deemed to be delivered on the date on which it is personally delivered, or, if mailed, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has previously specified by written notice delivered in accordance with this Subsection 16(l) or, if by courier, seventy-two (72) hours after it is sent, addressed as described in this Subsection 16(l). The Company or the Optionee may change, at any time and from time to time, by written notice to the other, the address that it or he had previously specified for receiving notices. Until changed in accordance with this Option, the Company and the Optionee shall specify as its and his address for receiving notices the address set forth in this Option pertaining to the Shares to which such notice relates.

          (m) Any person entitled to notice under this Plan may waive such notice.

          (n) This Option shall be binding upon the Optionee, his legal representatives, heirs, legatees and distributees upon the Company, its successors, and assigns, and upon the Board, the Committee and its successors.

          (o) The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of this Plan's provisions.

          (p) All questions arising with respect to the provisions of this Plan shall be determined by application of the laws of the State of Texas except to the extent Texas law is preempted by federal law or Nevada corporate law that is controlling. The obligation of the Company to sell and deliver Shares under this Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Shares.

          (q) Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Option dictates, the plural shall be read as the singular and the singular as the plural.

     SECTION 17. AMENDMENT AND DISCONTINUATION OF THE PLAN. The Committee may from time to time amend, suspend or terminate the Plan or any Option; provided, however, that, except to the extent provided in Section 9, no such amendment may, without approval by the shareholders of the Company, (a) increase the number of Shares reserved for Options or change the class of employees eligible to receive Options, (b) permit the granting of Options that expire beyond the maximum 10-year period described in Subsection 7(b), or (c) extend the termination date of the Plan as set forth in Section 18; and provided, further, that, except to the extent provided in Section 8, no amendment or suspension of the Plan or any Option issued hereunder shall, except as specifically permitted in any Option, substantially impair any Option previously granted to any Optionee without the consent of such Optionee.

     SECTION 18. EFFECTIVE DATE AND TERMINATION DATE. The effective date of the Plan is the date set forth below, on which the date the Board adopted this Plan; provided, however, if the Plan is not approved by the shareholders of the Company within twelve (12) months after the effective date then, in such event, the Plan and all Options granted pursuant to the Plan shall be null and void. The Plan shall terminate on the tenth anniversary of the effective date.


ADOPTED BY THE BOARD:                             August 25, 1995
EFFECTIVE DATE:                                   August 25, 1995
RATIFIED BY THE SHAREHOLDERS:                     August 25, 1995

     Executed to evidence the 1995 Employee Stock Option Plan of Remodelers Acceptance Corporation adopted by the Board on August 25, 1995 and the Shareholders on August 25, 1995.

                              REMODELERS ACCEPTANCE CORPORATION


                              By: /s/ Ronald M. Mankoff
                                 ----------------------------------
                              Name:  Ronald M. Mankoff
                              Title:  Chairman of the Board

                                     PROXY

                           RAC FINANCIAL GROUP, INC.
                           1250 WEST MOCKINGBIRD LANE
                              DALLAS, TEXAS 75247

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Daniel T. Phillips and Eric C. Green, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all of the shares of the Common Stock of RAC Financial Group, Inc. (the "Company"), held of record by the undersigned on January 20, 1997, at the Annual Meeting of Stockholders of the Company to be held on March 5, 1997, and any adjournment(s) thereof.

    THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, IN FAVOR OF PROPOSAL 2 AND PROPOSAL 3, AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN PROPOSAL 4.

    1. PROPOSAL TO ELECT AS DIRECTORS OF THE COMPANY THE FOLLOWING PERSONS TO HOLD OFFICE UNTIL THE NEXT ANNUAL ELECTION OF DIRECTORS BY STOCKHOLDERS OR UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND HAVE QUALIFIED.

           / /  FOR all nominees listed              / /  WITHHOLD AUTHORITY to
              (except as marked to the contrary         vote for all nominees listed
           below)
              Daniel T. Phillips, Daniel J. Jessee, Eric C. Green, Paul Seegers, John
                                    Fitzgerald, Sheldon I. Stein

    (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below).
________________________________________________________________________________

                    [To Be Dated And Signed On Reverse Side]

    2. PROPOSAL TO AMEND THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO CHANGE THE COMPANY'S NAME FROM "RAC FINANCIAL GROUP, INC." TO "FIRSTPLUS FINANCIAL GROUP, INC."

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    3. PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES FOR ISSUANCE UNDER THE COMPANY'S STOCK OPTION PLAN AND TO RATIFY CERTAIN GRANTS OF STOCK OPTIONS THEREUNDER.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

            / /  FOR            / /  AGAINST            / /  ABSTAIN
                                              Dated _____________________ , 1997
                                              __________________________________
                                              Signature
                                              __________________________________
                                              Signature, If Held Jointly

                                             (Please execute this proxy as your
                                             name appears hereon. When shares
                                             are held by joint tenants, both
                                             should sign. When signing as
                                             attorney, executor, administrator,
                                             trustee or guardian, please give
                                             full title as such. If a
                                             corporation, please sign in full
                                             corporate name by the president or
                                             other authorized officer. If a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person. PLEASE MARK, SIGN, DATE AND
                                             RETURN THIS PROXY PROMPTLY USING
                                             THE ENCLOSED ENVELOPE.